Exhibit (h)(6)

AMENDMENT

DATED FEBRUARY 1, 2024 TO

ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

for MassMutual Advantage Funds

WHEREAS, MassMutual Advantage Funds (the “Trust”) on behalf of each of its series listed on Exhibit B thereto (each a “Fund”) and MML Investment Advisers, LLC (the “Manager”) have entered into an Administrative and Shareholder Services Agreement dated as of December 1, 2021 (the “Agreement”).

WHEREAS, the Trust, on behalf of each Fund, and the Manager wish to amend the Agreement as follows, pursuant to Article V, Section C:

The following hereby replaces, in its entirety, Exhibit B:

EXHIBIT B

COMPENSATION

	Class I	Class Y	Class A	Class C
MassMutual Clinton Limited Term Municipal Fund	None	0.10%	0.10%	N/A
MassMutual Clinton Municipal Fund	None	0.10%	0.10%	N/A
MassMutual Clinton Municipal Credit Opportunities Fund	None	0.10%	0.10%	N/A
MassMutual Emerging Markets Debt Blended Total Return Fund	None	0.06%	0.02%	None
MassMutual Global Credit Income Opportunities Fund	None	0.05%	0.06%	0.03%
MassMutual Global Emerging Markets Equity Fund	None	0.03%	0.02%	None
MassMutual Global Floating Rate Fund	None	0.07%	0.04%	0.03%

IN WITNESS WHEREOF, the parties hereto have caused this Administrative and Shareholder Services Agreement to be executed as of the day and year first above written.

MASSMUTUAL ADVANTAGE FUNDS
on behalf of its series identified on Exhibit B hereto, as the same may from time to time be amended

By:	/s/ Renee Hitchcock
Renee Hitchcock
CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele
Vice President